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                                                                   EXHIBIT 10.12

                              M&T BANK CORPORATION
                               DEFERRED BONUS PLAN
                As Amended and Restated Effective January 1, 2005


                                    ARTICLE I
                                     INTENT

         This M&T Bank Corporation Deferred Bonus Plan was established, effective January 1, 1984, for the benefit of certain employees of certain affiliates of M&T Bank Corporation. The Plan is intended to qualify as a plan described in Section 201(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, ("Code"), and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

                                   ARTICLE II
                                   DEFINITIONS

         When used in this Plan, the following terms shall have the following meanings:

         2.1 "Account" is the account maintained for a Participant pursuant to
Article IV hereof.

         2.2 "Anniversary Date" is the Deferral Date and each anniversary thereof.

         2.3 "Beneficiary" is the person or persons designated by a Participant pursuant to Article VI hereof to receive any benefit payable pursuant to Section
5.1 hereof upon the Participant's death.

         2.4 "Bank" is Manufacturers and Traders Trust Company and its successors by merger, sale of assets or otherwise.

         2.5 "Board" means the board of directors of M&T Bank Corporation.

         2.6 "Bonus" means an Eligible Employee's award under the Incentive
Plan.

         2.7 "Deemed Earnings" is the income earned or loss incurred with respect to a Participant's Deemed Investment Portfolio calculated as provided in
Section 4.2.

         2.8 "Deemed Investment Portfolio" is the hypothetical or deemed portfolio designated by a Participant from as provided in Section 4.3.

         2.9 "Deferral Date" is the date on which the Deferred Bonus would have been paid to the Participant had it not been deferred pursuant to a Deferred Bonus Election.

         2.10 "Deferred Bonus Election" is an election made pursuant to Section 3.1(a) hereof.

         2.11 "Deferred Bonus" means that portion of a Bonus the payment of which is deferred by a Participant under this Plan.

         2.12 "Deferred Bonus Agreement" is the written agreement entered into between a Participant and his Employer pursuant to which the Participant elects to defer payment of a specified portion of his Bonus in accordance with the terms of this Plan and such agreement.


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         2.13 "Eligible Employee" is an individual who is an employee of an
Employer, who is eligible to participate in an Incentive Plan and who is designated by the Plan Administrator as eligible to participate in this Plan.

         2.14 "Employer" is M&T Bank Corporation and each of its affiliates, any of whose employees are eligible to participate in an Incentive Plan.

         2.15 "Incentive Plan" means the M&T Bank Corporation Annual Executive Incentive Plan and such other incentive plans of M&T Bank Corporation or its subsidiaries as the Plan Administrator may designate.

         2.16 "M&T Bank Corporation Common Stock" is the Common Stock, par value $5.00 per share, of M&T Bank Corporation.

         2.17 "M&T Bank Corporation Stock Deemed Investment Account" means that portion of an Account consisting of deemed shares of M&T Bank Corporation Common Stock.

         2.18 "Participant" is an Eligible Employee who has deferred a portion of his Bonus pursuant to a Deferred Compensation Agreement and the terms of this Plan.

         2.19 "Plan" is this M&T Bank Corporation Deferred Bonus Plan, as set forth herein and amended from time to time.

         2.20 "Plan Administrator" is such person or committee as may be designated by the Board to serve as such under this Plan.

         2.21 "Post-2004 Deferred Bonus" is a Deferred Bonus that became or becomes fixed and nonforfeitable after December 31, 2004.

         2.22 "Pre-2005 Deferred Bonus" is a Deferred Bonus that became fixed and nonforfeitable prior to January 1, 2005.

         2.23 "Retirement" is termination of employment at the Participant's 55th birthday. For Pre-2005 Deferred Bonuses "Retirement" is the earliest of a Participant's (a) normal retirement, early retirement or disability retirement under the M&T Bank Corporation Pension Plan, (b) death or (c) 65th birthday.

         2.24 "Retirement Savings Plan" is the M&T Bank Corporation Retirement Savings Plan.

         2.25 "Unforeseeable Emergency" is a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant's spouse, or a dependent (as defined in Section 152 of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

         2.26 "Valuation Date" is each day on which the New York Stock Exchange is open for business.



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                                   ARTICLE III
                                DEFERRAL OF BONUS

         3.1 Deferred Bonus Elections.

                  (a) An Eligible Employee, by executing a Deferred Bonus Agreement, may elect to defer all or any portion of his Bonus.

                  (b) All Eligible Employee's Deferred Bonus may not be less than $10,000.

                  (c) An Eligible Employee must make his Deferral Election for a Bonus payable with respect to a calendar year at the time and in the matter prescribed by the Plan Administrator provided, however, that the Plan Administrator shall not permit such an election to be made later than June 30 of the calendar year to which the Deferred Election relates. The foregoing notwithstanding, the Deferred Bonus Election for to the 2004 Deferred Bonus shall be honored if it was made prior to March 15, 2005.

         3.2 Deferred Bonus Agreements.

                  (a) A Deferred Bonus Election pursuant to this Plan shall be made pursuant to a written Deferred Bonus Agreement between the Eligible Employee and his Employer.

                  (b) A Participant's Deferred Bonus Agreement shall specify whether the Deferred Bonus thereunder (and Deemed Earnings thereon) shall be paid in a single sum payment or in annual installments payable over five or ten years.

                  (c) A Participant's Deferred Bonus Agreement shall specify whether the referred Bonus thereunder (and Deemed Earnings thereon) shall be paid (or shall commence to be paid) at (i) Retirement or (ii) on a date selected by the Participant from among any anniversary date between the tenth and twentieth anniversary of the Deferred Bonus.

                                   ARTICLE IV
                                    ACCOUNTS

         4.1 Maintenance of Accounts. The Plan Administrator shall establish a bookkeeping account (an "Account") for each Participant. The amount of such Deferred Bonus shall be credited to such Participant's Account as of the Deferral Date.

         4.2 Deemed Earnings. Accounts will be credited with Deemed Earnings on the same basis accounts are credited with investment returns under the Retirement Savings Plan.

         4.3 Deemed Investment Portfolio.

                  (a) Participant shall designate, at the time and in the manner prescribed by the Plan Administrator, the Investment Option or Options, in which his Deferred Bonus shall be deemed to be invested. This election must be made so that the percentage of the Deferred Bonus invested in any Investment Option is an integral multiple of one percent.

                  (b) A Participant may elect, at the time and in the manner prescribed by the Plan Administrator, to transfer some or all of his Account balance among the Investment Options within his or her Deemed Investment Portfolio. Each such transfer must be made in an integral multiple of one percent



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of the Account balance, at the time of the transfer, in the Investment Option from which amount is transferred. The foregoing notwithstanding, a Participant may not change a prior allocation to his M&T Bank Corporation Stock Deemed Investment Account other than to add to such Account.

                  (c) If the Plan Administrator determines to cease offering an Investment Option or Options, each Participant shall elect, at the time and in the manner prescribed by the Plan Administrator, to invest the portion of his Account and future Contributions, which otherwise would have been invested in the liquidated Investment Option or Options, in the remaining Investment Option or Options.

                  (d) Any direction to the Participant pursuant to this section
4.3 is advisory only and the Plan Administrator reserves to itself the right to refuse any direction given by a Participant.

                  (e) If a Participant fails to give the Plan Administrator a direction with respect to the investment of his or her Account, the Plan Administrator shall deem the Participant to have directed investment to a money market or equivalent fund.

         4.4 M&T Bank Corporation Stock Deemed Investment Account. A Participant's M&T Bank Corporation Deemed Investment Account shall be credited with the number of deemed or hypothetical shares of M&T Bank Corporation Common Stock in the same manner such shares would be determined under the Retirement Savings Plan. In the event of any change in corporate capital capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Employer, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the
Code) or any partial or complete liquidation of the Employer, such change or adjustment shall be made in the number and class of hypothetical shares of M&T Bank Corporation Common Stock held in a Participant's M&T Bank Corporation Stock Deemed Investment Account as may be determined under the Retirement Savings Plan.

         4.5 Separate Accounting. Within a Participant's Account, the Plan Administrator shall account separately for each of the Participant's Deferred Bonuses. Such accounting shall conform to regulations and other guidance issued by the Department of the Treasury with respect to the maintenance of separate accounts for Pre-2005 Deferred Bonuses and Post-2004 Deferred Bonuses so as to preclude the application of Section 409A of the Code to Pre-2005 Deferred Bonuses and Deemed Earnings.

                                    ARTICLE V
                               PAYMENT OF BENEFITS

         5.1 General Rule. Except as provided in the following sentence or in
Section 5.2 hereof or as otherwise provided in this Section 5.1, the amount standing to the Participant's Account shall be paid to the Participant (or, in the event of the Participant's death, his beneficiary) on the last day of the calendar quarter next following the Anniversary Date of the scheduled payment elected in the Participant's Deferred Bonus Agreement or Agreements. Payments on account of Retirement shall commence on the last day of the calendar quarter next following Retirement. Such payments shall be paid in the form or forms elected in such Agreement or Agreements. If a Participant terminates his employment with the Employer for any reason other than Retirement, the Plan Administrator, in its sole discretion, may direct, a single sum payment of the total amount standing to the Participant's Account that is attributable solely to Pre-2005 Deferred Bonuses and the accretions thereon. The foregoing notwithstanding, the Plan Administrator, in its sole discretion, may direct a single sum payment of the total amount standing to the Participant's Account or some lesser amount if such payment is permitted under regulations or other guidance issued by the Secretary of the Treasury.

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         5.2 Withdrawals for Unforeseeable Emergency. If the Participant
experiences an Unforeseeable Emergency, the Participant may request the Plan Administrator to make a distribution of all or a portion of the Account that is attributable to both Pre-2005 Deferred Bonuses and Post-2004 Deferred Bonuses and the accretions thereon. The amount distributed with respect to the Unforeseeable Emergency shall not exceed the amounts necessary to satisfy the emergency plus the amount necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant's assets (to the extent such liquidation would not itself cause severe financial hardship). Such withdrawal shall first be made from Pre-2005 Bonus Deferrals and only after such amounts are exhausted, shall a withdrawal be made from Post-2004 Bonus Deferrals. The determination of whether a Participant has incurred an Unforeseeable Emergency shall be made by the Plan Administrator in accordance with its interpretation of the foregoing rules.

         5.3 Payment. The payment to a Participant with respect to a Deferred Bonus (and Deemed Earnings thereon) shall be made in cash by the Participant's last Employer in the year with respect to which the Bonus deferred was payable; provided, however, that (a) if such Employer is owned directly or indirectly by a bank, the payment shall be made by such bank and (b) payment from a Participant's M&T Bank Corporation Stock Deemed Investment Account shall be made in M&T Bank Corporation Common Stock (except to the extent that payment in M&T Bank Corporation Common Stock would result in a fractional share, in which case the amount that would constitute a fractional share shall be paid in cash, based on the closing price of a share of M&T Bank Corporation Common Stock on the New York Stock Exchange, or such other principal securities exchange on which the shares of Common Stock are traded if such shares are no longer traded on the New York Stock Exchange, on the Valuation Date immediately preceding the date of payment). Payments of a Participant Account which (x) is not being paid in a single payment and (y) contains a M&T Bank Corporation Stock Deemed Investment Account as well as other amounts in the Account, shall be made in both cash and M&T Bank Corporation Common Stock pro rata in accordance with the values of the Participant's M&T Bank Corporation Stock Deemed Investment Account and the balance of the Participant's Account.

         5.4 In the case of a Participant who is a "Specified Employee" a payment of that portion of the Account attributable to Post-2004 Deferred Bonuses and the accretions thereon made on account of separation from service may not be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of the Participant). For purposes of this Section 5.4 "separation from service" shall be construed consistent with guidance issued by the Department of the Treasury. For purposes of this Section 5.4, a "specified employee" is a key employee as defined in
Section 416 (i) of the Code (without regard to paragraph (5) thereof).

         5.5 Tax Withholding. The Plan Administrator may make such provisions and take such steps as it may deem necessary or appropriate for the reporting and withholding by the Employers of all Federal, state, local or other taxes required by law to be withheld or reported with respect to deferrals and payments under this Plan, including, without limitation, in the discretion of the Plan Administrator, (a) requiring the Participant (or Beneficiary, as the case may be) to pay, or provide for payment of, the amount of any such taxes,
(b) deducting any such taxes from any amount otherwise payable to the Participant or Beneficiary in cash, including amounts payable under this Plan, or (c) reducing the number of shares of M&T Bank Corporation Common Stock otherwise payable under this Plan by an amount (based on the closing price of such shares on the Valuation Date immediately preceding the date the shares would otherwise have been paid) equal to the amount of any such taxes.



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                                   ARTICLE VI
                                  BENEFICIARIES

         Each Participant may designate from time to time any person or persons, natural or otherwise, as his Beneficiary or Beneficiaries to whom benefits under
Section 5.1 are to be paid in the event of his death. Each Beneficiary designation shall be made in a manner prescribed by the Plan Administrator and shall be effective only when filed with the Plan Administrator during the Participant's lifetime. Each Beneficiary designation filed with the Plan Administrator shall revoke all Beneficiary designations previously made by the Participant. The revocation of a Beneficiary designation shall not require the consent of any designated Beneficiary. Payment to a Beneficiary shall be made in the form or forms elected in the Participant's Deferred Bonus Agreement or Agreements, provided that such payment shall be made in a single payment if a request for such a single payment is made by the Beneficiary and approved by the Plan Administrator.

                                   ARTICLE VII
                                 ADMINISTRATION

         7.1 General. The Plan Administrator shall be charged with the administration of this Plan. The Plan Administrator shall have all such powers as may be necessary to discharge its duties relative to the administration of this Plan, including by way of illustration and not limitation, discretionary authority to interpret and construe this Plan, to decide any dispute arising hereunder, to determine the right of any individual with respect to participation herein, to determine the right of any Participant with respect to benefits payable under this Plan and to adopt, alter and repeal such administrative rules, regulations and practices governing the operation of this Plan as it, in its sole discretion, may from time to time deem advisable. The Plan Administrator shall not be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to willful misconduct or lack of good faith. The Plan Administrator shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Plan Administrator or an Employer with respect to this Plan. The Plan Administrator, if an individual, or the members thereof if the Plan Administrator is a Committee, shall not participate in any action or determination regarding solely his or their own benefits payable hereunder. Except as provided in Section 7.3 hereof, decisions of the Plan Administrator made in good faith shall be final, conclusive and binding upon all parties.

         7.2 Claims Procedure. Whenever the Plan Administrator denies, in whole or in part, a claim for benefits filed by any person (hereinafter referred to as a "Claimant"), the Plan Administrator shall transmit a written notice setting forth, in a manner calculated to be understood by the Claimant, a statement of the specific reasons for the denial of the claim, references to the specific provisions of this Plan on which the denial is based, a description of any additional needed material or information and why such material or information is necessary, and an explanation of the claims review procedure as set forth herein. In addition, the written notice shall contain the date on which the notice was sent and a statement advising the Claimant that, within 90 days of the date on which such notice is received, he may obtain review of the Plan Administrator's decision.

         7.3 Review Procedure. Within 90 days of the date on which the notice of denial of claim is received by the Claimant, the Claimant or his authorized representative may request that the claim denial be reviewed by filing with the Plan Administrator a written request therefor, which request shall contain the following information:

                  (a) the date on which the notice of denial of claim was received by the Claimant;



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                  (b) the date on which the Claimant's request was filed with the Plan Administrator; provided, however, that the date on which the Claimant's request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this clause (b);

                  (c) the specific portions of the denial of his claim which the Claimant requests the Plan Administrator to review;

                  (d) a statement by the Claimant setting forth the basis upon which he believes the Plan Administrator should reverse its previous denial of his claim for benefits and accept his claim as made; and any written material (included as exhibits) which the Claimant desires the Plan Administrator to examine in its consideration of his position as stated pursuant to clause (d). Within 60 days of the date determined pursuant to clause (b) (or, if special circumstances require an extension of time, within 120 days of such date), the Plan Administrator shall conduct a full and fair review of the decision denying the Claimant's claim for benefits and shall deliver, to the Claimant in writing, its decision. Such written decision shall set forth, in a manner calculated to be understood by the Claimant, a statement of the specific reasons for the decision, including references to the specific provisions of this Plan which were relied upon. The decision will be final and binding on all persons concerned.

                                  ARTICLE VIII
                            AMENDMENT AND TERMINATION

         8.1 Power to Amend or Terminate. M&T Bank Corporation expects to continue this Plan indefinitely, but reserves the right to amend or terminate this Plan at any time, if, in its sole judgment, such amendment or termination is necessary or desirable. Any such amendment or termination shall be made in writing by the Board or its designee, if applicable, and shall be effective as of the date specified in such document. No amendment or termination of this Plan shall directly or indirectly deprive any Participant or Beneficiary of all or any portion of the amounts previously credited to the Participant's Account. In the event of a termination of this Plan, M&T Bank Corporation (or any transferee, purchaser or successor entity) may elect, in its discretion, either to have the Employers make a single payment, at the time of such termination, of the Account balances on such date attributable solely to Pre-2005 Deferred Bonuses to Participants and Beneficiaries or to have the Employers make payments to such individuals at such time or times as provided under the terms of this Plan.

         8.2 Successor. This Plan shall not be automatically terminated by a transfer or sale of an Employer or by the merger or consolidation of an Employer into or with any other corporation or other entity, but it shall be continued with respect to such Employer or its successor after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue this Plan. In the event this Plan is not continued with respect to such Employer or its successor by the transferee, purchaser or successor entity, then it shall terminate with respect to such Employer or its successor subject to the provisions of Section 8.1 hereof.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 No Effect on Employment Rights. Nothing contained herein will confer upon any Participant the right to be retained in the service of an Employer nor limit the right of an Employer to discharge or otherwise deal with Participants without regard to the existence of this Plan.



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         9.2 Plan Unfunded. Notwithstanding any provision herein to the contrary, the benefits offered hereunder shall constitute nothing more than unfunded, unsecured promises by each Employer to pay the amounts that such Employer is obligated to pay under this Plan. No provision shall at any time be made with respect to segregating any assets of any Employer for payment of any amounts hereunder. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Employers by reason of the right to receive a benefit under this Plan, and any such Participant, Beneficiary or other person shall have only the rights of a general unsecured creditor of the Employer obligated to make payments to the Participant under this Plan. Nothing contained in this Plan shall constitute a guaranty by the Employers or any other entity or person that the assets of any Employer will be sufficient to pay any amount hereunder. All expenses and fees incurred in the administration of this Plan shall be paid by the Employers.

         9.3 Binding on Employers, Employees and Their Successors. This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and each Participant and his heirs, executors, administrators and legal representatives. In the event of the merger or consolidation of an Employer with or into any other corporation, or in the event substantially all of the assets of an Employer shall be transferred to another corporation, the successor corporation resulting from the merger or consolidation, or the transferee of such assets, as the case may be, shall, as a condition to the consummation of the merger, consolidation or sale, assume the obligations of such Employer hereunder as of the date of such merger, consolidation or transfer and shall be substituted for such Employer hereunder.

         9.4 Spendthrift Provisions. No amount payable under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge prior to actual receipt thereof by the payee; and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge prior to such receipt shall be void; and the Employers shall not be liable in any manner for or subject to the debts, contracts, liabilities, torts or engagements of any person entitled to any benefit under this Plan.

         9.5 Disclosure. Each Participant shall receive a copy of this Plan, and the Plan Administrator will make available for inspection by any Participant a copy of the rules and regulations used by the Plan Administrator in administering this Plan.

         9.6 State Law. This Plan is established under and will be construed according to the laws of the State of New York to the extent that such laws are not preempted by ERISA.

         9.7 Incapacity of Recipient. In the event a Participant or Beneficiary is declared incompetent and a guardian, conservator or other person legally charged with the care of his person or of his estate is appointed, any amounts to which such Participant or Beneficiary is entitled under this Plan shall be paid to such guardian, conservator or other person legally charged with the care of his person or his estate. Except as provided herein, when the Plan Administrator, in its sole discretion, determines that a Participant or Beneficiary is unable to manage his financial affairs, the Plan Administrator may direct the Employer, or Employers responsible for payment to make payments to any person for the benefit of such Participant or Beneficiary.

         9.8 Unclaimed Benefit. Each Participant shall keep the Plan Administrator informed of his current address. The Plan Administrator shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Plan Administrator within three years after the date on which any payment of the Participant's benefit hereunder may be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, whichever occurs first, the Plan Administrator is unable to locate the Beneficiary of the Participant, the Participant and his Beneficiary shall forfeit all rights to any payments under this Plan.



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

         9.9 Elections, Applications, Notices. Every direction, revocation or notice authorized or required hereunder shall be deemed delivered to the Employers or the Plan Administrator as the case may be: (a) on the date it is personally delivered to the Plan Administrator (with a copy to the Bank's General Counsel) at the Bank's executive offices at Buffalo, New York or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to the Plan Administrator (with a copy to the Bank's General Counsel) at the offices indicated above, and shall be deemed delivered to a Participant or Beneficiary: (a) on the date it is personally delivered to such individual, or (b) three business days after it is sent by registered or certified mail, postage prepaid, addressed to such individual at the last address shown for him on the records of the Employers. Any notice required hereunder may be waived by the person entitled thereto.

         9.10 Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Plan. This Plan shall be construed and enforced as if such illegal or invalid provision had never been contained herein.

         9.11 American Jobs Creation Act of 2004 Transition Provisions. The provisions of the Plan shall be construed and enforced so as to maintain compliance with the transition guidance set forth in IRS Notice 2005-1 and any amendment of the Plan which materially modifies the Plan within the meaning this guidance shall be null and void.

         9.12 Headings. The headings of Sections of this Plan are for convenience of reference only and shall have no substantive effect on the provisions of this Plan.



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